Exhibit 99.1

Contango ORE, Inc. Announces Earnings For the Quarter Ended March 31, 2017

HOUSTON--(BUSINESS WIRE)--May 9, 2017--Contango ORE, Inc. (“CORE” or the “Company”) (OTCQB: CTGO) announced today that it has filed its Form 10-Q for the quarter ended March 31, 2017 with the Securities and Exchange Commission.
The Company reported a net loss of approximately $0.5 million, or ($0.11) per basic and diluted share, for the three months ended March 31, 2017 compared to a net loss of approximately $0.2 million or $(0.05) per basic and diluted share for the same period last year. For the nine months ended March 31, 2017, the Company reported a net loss of approximately $2.1 million, or ($0.46) per basic and diluted share, compared to a net loss of $1.0 million, or ($0.24) per basic and diluted share, for the same period last year.
Peak Gold, LLC (the “Joint Venture”), managed by our Joint Venture partner Royal Alaska, LLC (“Royal Alaska”), a wholly owned subsidiary of Royal Gold, Inc. (“RGLD”), expended approximately $8.8 million during the nine months ended March 31, 2017 for exploration, development and project management of its Peak Zone gold ore discovery and other newly discovered gold bearing areas on its Tetlin properties near Tok, Alaska.  RGLD has contributed a total of approximately $20.0 million to the Joint Venture and earned a cumulative economic interest of 24.9% in the Joint Venture.
Brad Juneau, President and CEO of the Company, commented “The Phase I 2017 drilling program finished up in early April 2017, consisting primarily of holes around the edges of the North Peak deposit area in an effort to better define the mineral resource. All drill results from the North Peak deposit drilling have been received. There were also six initial holes drilled in the True Blue Moon target area, a new prospect generated from airborne magnetics/resistivity and surface recon data.  We have received assays on 4 of these holes which showed one gold bearing interval in one hole but no material gold in the other holes.  We expect to receive assays on the other two holes within the next few days, and will evaluate these results before deciding whether to drill further holes in this area.
While there are still areas with potential room for expansion of North Peak, we intend to focus our summer 2017 program drilling exploration targets both near Main/North Peak as well as more remote targets relative to our existing infrastructure. While all exploration activity by definition has risks, these prospects are sizeable in potential area with similar geophysical and geochemical properties to our Main Peak and North Peak properties.
Third party engineers are working to finalize an updated resource report on North Peak and Main Peak that will take into account all of the data from recent drilling which will be completed during the June quarter.”
The data below includes 19 drill holes, 2 of which were previously released incomplete assays, between TET17320 and TET17348 and some new intervals in previously released drill holes as shown on the accompanying base map. Sample intervals are calculated using 0.5 grams per tonne (gpt) lower cut off for gold with no internal waste less than cutoff grade that is greater than 3 meters in thickness. Intercepts shown are drill intercept lengths. True width of mineralization is unknown:

This Map Depicts 2017 Phase I Drill Holes

Explanation
Drill collar - 2017 Phase 1
Drill collar - 2016
Drill collar - 2015
Drill collar - pre 2015
Road
Trail
0 45 90
Meters
17337
17342
17341
17334-335
17332
17331
17324
17323
17327
17344-345
17326
17350
17343
17322
17349
17325
17321
17347
17312-313
17317
17311
17314
17351

About CORE
CORE is a Houston-based company that engages in the exploration in Alaska for gold and associated minerals through Peak Gold, LLC, its joint venture company with Royal Gold, Inc. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by CORE; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; and the possibility that government policies may change or governmental approvals may be delayed or withheld, including the inability to obtain any mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango ORE, Inc.
Brad Juneau, (713) 877-1311
www.contangoore.com